Exhibit 3.1

                          AGREEMENT AND PLAN OF MERGER

     This Agreement and Plan of Merger (this "Agreement") is made this 15th day of August 2006, by and between BTHC XIV, LLC, a Texas limited liability company ("BTHC XIV"), and BTHC XIV, Inc., a Delaware corporation ("BTHC Corp.") (the two corporate parties hereto being sometimes collectively referred to as the "Constituent Corporations").

                              W I T N E S S E T H :

         WHEREAS, BTHC XIV desires to reincorporate in the State of Delaware;

     WHEREAS, in order to reincorporate BTHC XIV desires to merge into BTHC Corp. (the "Merger"); and

     WHEREAS,  the Merger has been  authorized by BTHC Corp. in accordance  with
Section 264 of the Delaware General Corporation Law and by BTHC XIV in accordance with Article 10.01 of the Texas Limited Liability Company Act;

         NOW, THEREFORE, the Constituent Corporations do hereby agree to merge on the terms and conditions herein provided, as follows:

                                    ARTICLE I

                                     MERGER

         1.1 Agreement to Merge. The parties to this Agreement agree to effect the Merger herein provided for, subject to the terms and conditions set forth herein.

         1.2 Effective Time of the Merger. The Merger shall be effective upon the acceptance for filing of (i) Articles of Merger with the Secretary of State of Texas and (ii) a Certificate of Merger with the Secretary of State of Delaware. The date and time the Merger becomes effective is referred to as the "Effective Time of the Merger."

          1.3 Surviving Corporation. Upon the Effective Time of the Merger, BTHC XIV shall be merged with and into BTHC Corp., and BTHC Corp. shall be the surviving corporation, governed by the laws of the State of Delaware (hereinafter sometimes called the "Surviving Corporation").

         1.4 Certificate of Incorporation and Bylaws. Upon the Effective Time of the Merger, the Certificate of Incorporation and Bylaws of BTHC Corp. in effect immediately prior to the Effective Time of the Merger shall be the Certificate of Incorporation and Bylaws of the Surviving Corporation, subject always to the right of the Surviving Corporation to amend its Certificate of Incorporation and Bylaws in accordance with the laws of the State of Delaware and the provisions of its Certificate of Incorporation and Bylaws.

          1.5 Directors and Officers. Timothy P. Halter, acting President of BTHC XIV and BTHC Corp. at the Effective Time of the Merger, shall be and constitute the sole director and officer of the Surviving Corporation, until his respective successor(s) shall be elected or appointed and qualified or until his sooner death, resignation or removal.



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          1.6  Effect of the  Merger.  On and after  the  Effective  Time of the
Merger, subject to the terms and conditions of this Agreement, the separate existence of BTHC XIV shall automatically cease, the separate existence of BTHC Corp., as the Surviving Corporation, shall continue unaffected by the Merger, except as expressly set forth herein, and the Surviving Corporation shall succeed, without further action, to all the properties and assets of BTHC XIV of every kind, nature and description and to BTHC XIV's business as a going concern. The Surviving Corporation shall also succeed to all rights, title and interests in any real or other property owned by BTHC XIV without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred, but subject to any existing liens thereon. All liabilities and obligations of BTHC XIV that were not discharged prior to the Effective Time of the Merger shall become the liabilities and obligations of the Surviving
Corporation and any proceedings pending against BTHC XIV that were not discharged will be continued as if the Merger had not occurred.

          1.7 Further Assurances. BTHC XIV hereby agrees that at any time, or from time to time, as and when requested by the Surviving Corporation, or by its successors and assigns, it will execute and deliver, or cause to be executed and delivered in its name by its last acting officers, or by the corresponding officers of the Surviving Corporation, all such conveyances, assignments, transfers, deeds or other instruments, and will take or cause to be taken such further or other action and give such assurances as the Surviving Corporation, its successors or assigns may deem necessary or desirable in order to evidence the transfer, vesting of any property, right, privilege or franchise or to vest or perfect in or confirm to the Surviving Corporation, its successors and assigns, title to and possession of all the property, rights, privileges, powers, immunities, franchises and interests referred to in this Article I and otherwise to carry out the intent and purposes thereof.

                                   ARTICLE II

                  CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS

          2.1 BTHC XIV Membership Interests. As of even date herewith, there are no membership interests ("Interests") in BTHC XIV outstanding. All Interests in BTHC XIV were cancelled pursuant to that certain First Amended Joint Plan of Reorganization (the "Plan") of Ballantrae Healthcare, LLC, et al.

         2.2 Outstanding BTHC Corp. Capital Stock. Each share of the common stock, $0.001 par value, of BTHC Corp. (the "BTHC Corp. Common Stock") issued and outstanding immediately prior to the Effective Time of the Merger shall continue unchanged and remain issued and outstanding and shall be retained by the stockholders of BTHC Corp. immediately prior to the Effective Time of the Merger as shares of the Surviving Corporation. As of even date herewith, 500,000 shares of BTHC Corp. Common Stock are outstanding, and each holder of BTHC Corp. Common Stock is entitled to vote at a meeting of BTHC Corp. stockholders.

                                   ARTICLE III

                            TERMINATION AND AMENDMENT

          3.1 Termination. This Agreement may be terminated and abandoned at any time prior to the Effective Time of the Merger by the mutual written consent of the authorized officers and the Board of Directors of BTHC XIV and BTHC Corp., respectively.




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         3.2  Consequences of  Termination.  In the event of the termination and abandonment of this Agreement pursuant to the provisions of Section 3.1 hereof, this Agreement shall be of no further force or effect.

         3.3 Modification, Amendment, etc. Any of the terms or conditions of this Agreement may be waived at any time by the party entitled to the benefits thereof, and this Agreement may be modified or amended at any time to the full extent permitted by all applicable corporate laws. Any waiver, modification or amendment shall be effective only if reduced to writing and executed by the duly authorized representatives of the Constituent Corporations.

                                   ARTICLE IV

                                     GENERAL

         4.1 Expenses. The Surviving Corporation shall pay all expenses of carrying this Agreement into effect and accomplishing the Merger herein provided for.

          4.2 Exhibits. The Articles of Organization of BTHC XIV and the Certificate of Incorporation of BTHC Corp. as in effect immediately prior to the merger are attached hereto as Exhibits A and B, respectively.

         4.3 Headings. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provisions of this Agreement.

         4.4 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original instrument, and all such counterparts together shall constitute only one original.




















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

         IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf by an officer duly authorized thereunto as of the date first above written.


                               BTHC XIV, LLC, a Texas limited liability company


                               By: /s/ Timothy P. Halter
                                  ----------------------------------------------
                                  Timothy P. Halter, President


                               BTHC XIV, INC., a Delaware corporation


                               By: /s/ Timothy P. Halter
                                  ----------------------------------------------
                                  Timothy P. Halter, President


















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